Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Partners

Regency Centers Corporation, and

Regency Centers, L.P.:

We consent to the incorporation by reference in the registration statements on Form S-3 ASR (No. 333-237145), Form S-3 (No. 333-125858 and No. 333-202971), and on Form S-8 (No. 333-24971, No.333-55062, No. 333-125857, No. 333-239423, No. 333-231427, No. 333-174662 and No. 333-215241) of Regency Centers Corporation and on Form S-3 ASR (No. 333-237145-01) of Regency Centers, L.P. of (i) our reports dated February 17, 2021, with respect to the consolidated balance sheets of Regency Centers Corporation as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, (ii) our report dated February 17, 2021, with respect to the consolidated balance sheets of Regency Centers, L.P. as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income, capital, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and (iii) the financial statement schedule III – Consolidated Real Estate and Accumulated Depreciation for Regency Centers Corporation and Regency Centers, L.P., (the consolidated Financial Statements) and (iv) our reports on the effectiveness of internal control over financial reporting as of December 31, 2020, for Regency Centers Corporation and Regency Centers L.P., which reports appear in the December 31, 2020, combined annual report on Form 10-K of Regency Centers Corporation and Regency Centers, L.P.

Our reports on the consolidated Financial Statements refer to a change in the method of accounting for leases.

/s/ KPMG LLP

Jacksonville, Florida

February 17, 2021